AMENDMENT

TO

ADMINISTRATION AGREEMENT

THIS AMENDMENT TO ADMINISTRATION AGREEMENT (this “Amendment”) is made as of January     , 2018 by and between CONSULTING GROUP CAPITAL MARKET FUNDS (the “Trust”) and BROWN BROTHERS HARRIMAN & CO. (the “Administrator”).

WHEREAS, pursuant to an Administration Agreement between the Trust and the Administrator, dated December 23, 2010 (as amended, restated, supplemented, and otherwise in effect, the “Agreement”), the Administrator has been appointed to provide certain administrative and accounting services to the Trust;

WHEREAS, the Trust and the Administrator desire to amend the Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Trust and Administrator hereby agree as follows:

1.	Amendment to the Agreement.

The Agreement is hereby amended by replacing Appendix D with the Appendix D attached hereto.

2.	Representations.

Except with regard to representations and warranties made as of a specific date, in such case, as of such date, each party represents to the other party that all representations contained in the Agreement (including all representations set forth in the Annex) are true and accurate as of the date of this Amendment or any specific date referenced in such representation, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment (except with regard to representations provided as of a specific date).

3.	Miscellaneous.

A.	This Amendment may be executed and delivered in counterparts (through facsimile transmission or otherwise in writing), each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.

B.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Upon execution and delivery of this Amendment, the Agreement shall be modified and amended in accordance with the terms herein and shall continue in full force and effect.

C.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

D.	The headings used in this Amendment are for convenience of reference only are not to affect the construction of or to be taken into consideration in interpreting this Amendment. All capitalized terms used herein which are not defined herein shall have the meanings set forth in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

CONSULTING GROUP CAPITAL MARKET FUNDS

By:
Name:
Title:
Date:

Appendix D

to the Administration Agreement dated as of December 23, 2010

updated as of January     , 2018

Large Cap Equity Fund

Small-Mid Cap Equity Fund

International Equity Fund

Emerging Markets Equity Fund

Core Fixed Income Fund

High Yield Fixed Income Fund

International Fixed Income Fund

Ultra-Short Term Fixed Fund

Inflation Linked Fixed Fund

Municipal Bond Fund

Money Market Fund

Alternative Strategies Fund